EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Dave Downing	Jeff Elliott or Geralyn DeBusk
CFO and President – International Division	972-458-8000
402-827-6235
Lindsay Corporation Reports Fiscal 2009 Third Quarter Results
OMAHA, Neb., July 1, 2009—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal third quarter ended May 31, 2009.
Third Quarter Results
Third quarter fiscal 2009 total revenues of $84.6 million decreased 41 percent from $143.6 million in the same prior year period. Net earnings were $5.3 million or $0.42 per diluted share compared with $14.1 million or $1.15 per diluted share, in the prior fiscal year’s third quarter.
Total irrigation equipment revenues decreased 45 percent to $66.4 million from $120.6 million in the prior fiscal year’s third quarter. Domestic irrigation revenues decreased 47 percent, while international irrigation revenues decreased 40 percent as compared to the same prior year period. Infrastructure revenues were $18.2 million compared with $23.0 million in the prior year period, a decrease of 21 percent.
Gross margin was 24.9 percent compared to 25.8 percent a year ago on lower irrigation margins from reduced factory volume. Operating expenses decreased $3.2 million to $13.5 million compared to the third quarter of the prior fiscal year primarily due to lower personnel related costs and were 16.0 percent of sales in 2009 compared with 11.6 percent of sales in the prior year period. Operating income decreased $13.0 million from the prior year period to $7.5 million.
Lindsay’s backlog of unshipped orders at May 31, 2009 was $40.2 million compared with $84.4 million at May 31, 2008. The current backlog includes approximately $19.0 million of quick move barrier for the previously disclosed road project in Mexico City that has been delayed.
Nine Month Results
Total revenues for the nine months ended May 31, 2009 were $262.8 million, a 20 percent decrease from $327.9 million for the prior year’s nine-month period. Total irrigation equipment revenues of $200.7 million declined 23 percent from a year ago, while infrastructure revenues declined 9 percent to $62.1 million. The Company’s operating income for the nine-month period was $18.9 million compared to $42.8 million during the prior year period. Net earnings were $11.7 million or $0.94 per diluted share, as compared to $28.2 million, or $2.29 per diluted share for the prior year period.

Outlook
Rick Parod, president and chief executive officer, commented, “Although agricultural commodity prices improved some during the quarter, farmers remained cautious about making investments in capital goods, negatively impacting demand for irrigation equipment. In the highway infrastructure segment, the Mexico City moveable barrier project continued to be delayed pending resolution of issues between the contractor and the local government. At this point, the Company cannot estimate when or if the issues between the contractor and the local government will be resolved. During the quarter, we continued to reduce operating expenses, including further personnel reductions. Our focus on improving cash flow has resulted in increasing cash and cash equivalents by $44.1 million to $63.2 million compared with the third quarter of last year, as well as reducing debt $6.2 million over the same period.”
Parod added, “As farmers become more confident in their income potential, we expect to see increased investment in improving farm efficiency. In addition, the expanded interest in reducing environmental impacts should be positive for our efficient irrigation and traffic mitigation products.”
Third-Quarter Conference Call
Lindsay’s fiscal 2009 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748–0479 domestically, or (706) 758-9823 internationally and referring to conference ID # 15069814. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At May 31, 2009, Lindsay had approximately 12.3 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that we file with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expectation,” “outlook,” “could,” “may,” “should,”, “will” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
(in thousands, except per share amounts)	2009	2008	2009	2008
Operating revenues	$84,578	$143,562	$262,845	$327,908
Cost of operating revenues	63,509	106,460	199,851	241,472

Gross profit	21,069	37,102	62,994	86,436

Operating expenses:
Selling expense	5,186	6,847	17,567	18,199
General and administrative expense	7,000	8,112	21,837	20,763
Engineering and research expense	1,346	1,693	4,706	4,655

Total operating expenses	13,532	16,652	44,110	43,617

Operating income	7,537	20,450	18,884	42,819

Other income (expense):
Interest expense	(465)	(787)	(1,570)	(2,207)
Interest income	200	346	741	1,199
Other income (expense), net	636	299	(832)	520

Earnings before income taxes	7,908	20,308	17,223	42,331

Income tax provision	2,639	6,201	5,482	14,178

Net earnings	$5,269	$14,107	$11,741	$28,153

Basic net earnings per share	$0.43	$1.18	$0.96	$2.37

Diluted net earnings per share	$0.42	$1.15	$0.94	$2.29

Weighted average shares outstanding	12,305	11,958	12,280	11,857
Diluted effect of stock equivalents	136	362	168	411

Weighted average shares outstanding assuming dilution	12,441	12,320	12,448	12,268

Cash dividends per share	$0.075	$0.070	$0.225	$0.210

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	May 31,	May 31,	August 31,
($ in thousands, except par values)	2009	2008	2008
ASSETS
Current Assets:
Cash and cash equivalents	$63,212	$19,068	$50,760
Receivables, net of allowance, $1,503, $1,319 and $1,457, respectively	57,371	82,859	88,410
Inventories, net	54,355	61,118	53,409
Deferred income taxes	8,591	7,054	8,095
Other current assets	5,886	12,150	7,947

Total current assets	189,415	182,249	208,621

Property, plant and equipment, net	56,964	56,657	57,571
Other intangible assets, net	28,383	31,943	30,808
Goodwill, net	24,079	25,009	24,430
Other noncurrent assets	5,479	5,628	5,447

Total assets	$304,320	$301,486	$326,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,463	$27,967	$32,818
Notes payable	1,595	1,492	1,773
Current portion of long-term debt	6,171	6,171	6,171
Other current liabilities	29,362	33,285	42,693

Total current liabilities	55,591	68,915	83,455

Pension benefits liabilities	5,588	5,384	5,673
Long-term debt	20,997	27,168	25,625
Deferred income taxes	11,935	10,831	11,786
Other noncurrent liabilities	5,619	5,592	4,437

Total liabilities	99,730	117,890	130,976

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,121,203, 18,054,292 and 18,055,292 shares issued at May 31, 2009 and 2008 and August 31, 2008, respectively)	18,121	18,054	18,055
Capital in excess of stated value	28,304	25,489	26,352
Retained earnings	248,594	229,576	239,676
Less treasury stock (at cost, 5,813,448, 5,963,448 and 5,843,448 shares at May 31, 2009 and 2008 and August 31, 2008, respectively)	(92,796)	(95,190)	(93,275)
Accumulated other comprehensive income, net	2,367	5,667	5,093

Total shareholders’ equity	204,590	183,596	195,901

Total liabilities and shareholders’ equity	$304,320	$301,486	$326,877

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	May 31,
($ in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$11,741	$28,153
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	7,917	6,647
Provision for uncollectible accounts receivable	205	(22)
Deferred income taxes	(1,897)	(247)
Stock-based compensation expense	1,504	2,384
Other, net	1,072	40
Changes in assets and liabilities:
Receivables, net	28,703	(30,958)
Inventories, net	(2,248)	(14,692)
Other current assets	1,406	(804)
Accounts payable	(13,443)	6,373
Other current liabilities	(9,715)	6,508
Current taxes payable	(2,356)	(3,489)
Other noncurrent assets and liabilities	1,372	(3,529)

Net cash provided by (used in) operating activities	24,261	(3,636)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,148)	(11,020)
Proceeds from sale of property, plant and equipment	25	28
Acquisition of business, net of cash acquired	—	(21,028)
Proceeds from settlement of net investment hedge	859	—
Purchases of marketable securities available-for-sale	—	(13,860)
Proceeds from maturities of marketable securities available-for-sale	—	41,490

Net cash used in investing activities	(5,264)	(4,390)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock compensation plan	638	4,825
Proceeds from issuance of long-term debt	—	15,000
Principal payments on long-term debt	(4,628)	(19,628)
Net borrowings on revolving line of credit	(108)	—
Excess tax benefits from stock-based compensation	321	7,525
Dividends paid	(2,764)	(2,503)

Net cash (used in) provided by financing activities	(6,541)	5,219

Effect of exchange rate changes on cash	(4)	853

Net increase (decrease) in cash and cash equivalents	12,452	(1,954)
Cash and cash equivalents, beginning of period	50,760	21,022

Cash and cash equivalents, end of period	$63,212	$19,068